Exhibit 5.10

Consent of Sue Bird

The undersigned hereby consents to (i) the references to, and the information derived from, the technical report entitled "NI 43-101 2024 Updated Mineral Resource Estimate for the Whistler Project", dated effective September 12, 2024; and (ii) the references, as applicable, to the undersigned's name included in or incorporated by reference in the Registration Statement on Form F-10 being filed by GoldMining Inc. with the United States Securities and Exchange Commission, and any amendments thereto.

/s/ Sue Bird, M.Sc., P.Eng.
Sue Bird, M.Sc., P. Eng.
Moose Mountain Technical Services
Dated: December 5, 2025